Exhibit 99.1

News Release
Contact:
Bob Gary Chief Financial Officer 214-891-6587 bgary@docucorp.com
For Release:
FOR IMMEDIATE RELEASE

Docucorp International Stockholders Approve Merger
with Skywire Software

DALLAS — February 22, 2007 — Docucorp International® (Nasdaq: DOCC) announced today that its stockholders approved the merger agreement with Skywire Software, a subsidiary of Hall Financial Group.  The merger remains subject to customary closing conditions and is expected to close on February 23, 2007.

The two companies will merge and operate as a privately-held subsidiary of Hall Financial Group, a $2 billion private, diversified financial firm.

Under the terms of the merger agreement, Docucorp stockholders will receive $10.00 in cash for each share of Docucorp common stock held, following the closing of the merger.  This represents a 33 percent premium over the last trading day before the merger was announced on December 6, 2006.

About Docucorp

Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp.  The company has an installed base of more than 1,300 customers, including some of the world’s largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East, Africa and Asia Pacific regions.

-MORE-

DOCUCORP, SKYWIRE SOFTWARE	ADD #1

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than historical facts, included herein are forward-looking statements.  These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

###

One Lincoln Centre 5400 LBJ Freeway Suite 300 Dallas, Texas 75240 214-891-6500 fax: 214-987-8187 http://www.docucorp.com

© 2007 Docucorp International. All Rights Reserved. Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.